Exhibit 99

Risk Factors

          Our business faces many risks.  The risks described below may not be the only risks we face.  Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.  If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline.

Risks Related to Our Business

          Our operating results have been adversely affected by the significant downturn in the communications equipment industry and the slowdown in the United States economy.

          Our operating results during the last four fiscal years have been significantly impacted by the substantial downturn in the telecommunications equipment industry. In this market environment, many of our customers reduced their equipment purchases and have deferred capital spending. As a result, our revenues decreased in fiscal 2003 and 2002 and the increase in 2004 was primarily because of our acquisition of KRONE in May 2004. A majority of our revenues are derived from telecommunication service providers. These customers have greatly reduced their spending on communications equipment. Our business also has been impacted negatively by reduced or deferred capital spending by our other customers. Further, when our customers announce spending initiatives that might positively impact one or more of our products; it is possible the customers will contemporaneously reduce spending in a manner that would negatively impact other of our products. Some of our customers have experienced serious financial difficulties. In certain cases, these difficulties have resulted in bankruptcy filings or cessation of operations.

          The general slowdown in the United States economy in the last several years has also negatively impacted our business and operating results. While there is debate about the strength of an ongoing general recovery in the overall economy and we have experienced modest revenue growth, we expect any significant recovery in the communications market to lag behind a general economic recovery. Our customers are dependent on the level of end user demand for communication services, and they are likely to continue to defer significant network expansions until there is greater demand for Internet, data, video and voice services. If general economic conditions in the United States and globally do not improve, or if there is a worsening of the United States or global economy, we may continue to experience material adverse effects on our business, financial condition and results of operations.

We incurred significant net losses in fiscal 2003, 2002 and 2001. No assurance can be given that we will consistently maintain operating profitability in the future.

          We incurred losses from continuing operations of $42.6 million, $980.2 million in fiscal 2003 and 2002, respectively. We also incurred significant losses in fiscal 2001. While we returned to profitability in fiscal 2004, it is not clear that we will be able to achieve revenue and gross margin levels needed to sustain profitability.

          When the significant reduction in communications equipment spending became evident in fiscal 2001, we began implementing a restructuring plan to reduce operating expenses and capital expenditures and to narrow the strategic focus of our business. As a result in large part of this restructuring plan, we incurred impairment and restructuring charges of $14.0 million, $43.7 million and $543.1 million in fiscal years 2004, 2003 and 2002, respectively. Although most of the restructuring plan initiatives have been implemented, we may be required to further restructure our business if we do not achieve sustained profitability.

          As a result of the restructuring plans, we have significantly reduced expenses and lowered our quarterly revenue break-even point. However, we may not be able to achieve anticipated revenue levels in future quarters or further reduce our expenses if revenue shortfalls occur. As a result, no assurance can be given that we will achieve and maintain operating profitability.

Shifts in our product mix may result in declines in gross profit, as a percentage of net sales.

          Our gross profit, as a percentage of net sales, varies among our product groups. Our overall gross profit, as a percentage of net sales, has fluctuated from quarter to quarter as a result of shifts in product mix (that is, how much of each product type we sell in any particular quarter), the introduction of new products, decreases in average selling prices and our ability to reduce manufacturing costs. We expect such fluctuation in gross profit to continue in the future. Further, as KRONE has historically sold certain products at margins lower than the margins at which our products have sold, the integration of KRONE’s business with our own is likely to impact our gross profit levels. In addition, our gross margins could be lower based on the amount of new products we sell that have lower startup gross margins.

Consolidation among our customers could result in our losing a customer or experiencing a slowdown as integration takes place.

          We believe it is likely that there will be increased consolidation among our customers in order for them to increase market share, diversify product portfolios and achieve greater economies of scale. Consolidation is likely to impact our business as our customers focus on integrating their operations and choosing their equipment vendors. After a consolidation occurs, there can be no assurance that we will continue to supply equipment to the surviving communications service provider. The impact of significant mergers on our business, like those recently announced between Cingular and AT&T Wireless or Sprint and Nextel, is likely to be unclear until sometime after such transactions have closed.

Our sales could be negatively impacted if one or more of our key customers substantially reduce orders for our products.

          Our customer base is relatively concentrated with our top ten customers accounting for 46.3%, 55.3% and 54.1% of net sales for fiscal years 2004, 2003 and 2002, respectively. While our recent acquisition of KRONE has diversified our customer base, if we lose a significant customer, our sales and gross margins would be negatively impacted.  Further, in the product areas where we believe the potential for revenue growth is most pronounced (e.g. fiber-to-the-X initiatives and wireless products), our sales remain highly concentrated with the large incumbent local exchange carriers.  The loss of sales may require us to record additional impairment and restructuring charges or exit a particular business or product line.

Our market is subject to rapid technological change, and to compete effectively, we must continually introduce new products that achieve market acceptance.

          The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements by our competitors. The introduction of products using new technologies or the adoption of new industry standards can make our existing products or products under development obsolete or unmarketable. For example, it is possible that fiber-to-the-X initiatives may negatively impact sales of non-fiber products. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions and to introduce new solutions to address our customers’ changing demands.

          We may not accurately predict technological trends or new products in the communications equipment market. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. In addition, we do not know whether our products and services will meet with market acceptance or be profitable. Many of our competitors have greater engineering and product development resources than us. Although we expect to continue to invest substantial resources in product development activities, our efforts to achieve and maintain profitability will require us to be more selective and focused with our research and development expenditures. If we fail to anticipate or respond in a cost-effective and timely manner to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be materially adversely affected.

We may make additional strategic changes to our product portfolio, but our strategic changes and restructuring programs may not yield the benefits that we expect.

          In connection with the downturn in the communications industry we divested or closed numerous product lines and businesses that either were not profitable or did not match our new strategic focus. As necessary, we may make further divestitures or closures of product lines and businesses. We also may make strategic acquisitions.

          The impact of potential changes to our product portfolio and the effect of such changes on our business, operating results and financial condition, are unknown at this time. If we acquire other businesses in our areas of strategic focus, we may have difficulty assimilating these businesses and their products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results and financial condition. In addition to these integration risks, if we acquire new businesses, we may not realize all of the anticipated benefits of these acquisitions, and we may not be able to retain key management, technical and sales personnel after an acquisition. Divestitures or elimination of existing businesses or product lines could also have disruptive effects and may cause us to incur material expenses.

If we seek to secure additional financing, we may not be able to obtain it. Also, if we are able to secure additional financing, our shareowners may experience dilution of their ownership interest or we may be subject to limitations on our operations.

          We currently anticipate that our available cash resources, which include existing cash and cash equivalents, will be sufficient to meet our anticipated needs for working capital and capital expenditures for the remainder of fiscal 2005 and, if we are able to maintain breakeven or positive cash flow from operations, for the next several years. If our estimates are incorrect and we are unable to generate sufficient cash flows from operations, we may need to raise additional funds. In addition, if one or more of our strategic acquisition opportunities exceeds our existing resources, we may be required to seek additional capital. We do not currently have any significant available lines of credit or other significant credit facilities, and we are not certain that we can obtain commercial bank financing or, if it is available, whether it will be on acceptable terms. If we raise additional funds through the issuance of equity or equity-related securities, our shareowners may experience dilution of their ownership interests, and the newly issued securities may have rights superior to those of common stock. See “Risks Related to our Common Stock” below. If we raise additional funds by issuing debt, we may be subject to restrictive covenants that could limit our operating flexibility.

Our industry is highly competitive and subject to significant downward pressure on the pricing for our products.

          Competition in the communications equipment and related services industry is intense. We believe our success in competing with other manufacturers of communications equipment products and related services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, our delivery and service capabilities and our control of operating expenses. We have experienced and anticipate experiencing increasing pricing pressures from current and future competitors as well as general pricing pressure from our customers as part of their cost containment efforts. Our industry is currently characterized by many vendors pursuing relatively few and very large customers, which provides our customers with the ability to exert significant pressure on their suppliers. Many of our competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than us. As a result, other competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements or offer more aggressive price reductions.

Possible consolidation among our competitors could result in a loss of sales.

          We expect to see continued consolidation among communication equipment vendors. This can result in our competitors becoming financially stronger and obtaining broader product portfolios. It is possible that such consolidation can lead to a loss of sales for us as our competitors increase their resources through consolidation.

Our operating results fluctuate significantly, and if we miss quarterly financial expectations, our stock price could decline.

          Our operating results are difficult to predict and fluctuate significantly from quarter to quarter. It is likely that our operating results in some periods will be below investor expectations. If this happens, the market price of our common stock is likely to decline. Fluctuations in our future quarterly earnings results may be caused by many factors, including:

• the volume and timing of orders from and shipments to our customers;

• work stoppages and other developments affecting the operations of our customers;

• the timing of and our ability to obtain new customer contracts and sales recognition;

• the timing of new product and service announcements;

• the availability of products and services;

• the overall level of capital expenditures by our customers;

• the market acceptance of new and enhanced versions of our products and services;

• variations in the mix of products and services we sell;

• the utilization of our production capacity and employees; and

• the availability and cost of key components.

          Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be affected adversely.

          In addition, prior to fiscal 2001 and during fiscal 2004, our operating results were subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter ending October 31, primarily as a result of our year-end incentives and customer budget cycles. We typically have experienced weaker demand for our products and services in the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January, the development of annual capital budgets by our customers during that period and a general industry slowdown during that period.

          Due to the economic downturn in the communications equipment and services market, this historical trend of seasonality was not evident during fiscal years 2001-2003. Our historical seasonal pattern returned in fiscal 2004 and we presently expect it to continue in fiscal 2005.

The regulatory environment in which our customers operate is changing.

          Although our business is not subject to a significant amount of direct regulation, the communications service industry in which our customers operate is subject to significant federal and state regulation in the United States as well as regulation in other countries. In early 1996, the United States Telecommunications Act of 1996 was enacted. This Act lifted certain restrictions on the ability of companies, including the RBOC’s and other ADC customers, to compete with one another. The Act also made other significant changes in the regulation of the telecommunications industry. These changes generally have increased our opportunities to provide solutions for our customers’ Internet, data, video and voice needs.

          However, the established telecommunications providers have stated that some of these changes have diminished the profitability of additional investments made by them in their networks, which reduces their demand for our products. On February 20, 2003, the FCC adopted rules under this Act concerning the obligation of the established telecommunication service providers to share their networks with competitors, a practice known as “unbundling.” The FCC essentially retained the existing unbundling obligations of the carriers with respect to their historic copper-based network infrastructure, and ruled not to require the unbundling of certain network elements in their next generation hybrid and fiber networks. In August 2003, the FCC issued its final rules on these unbundling obligations and in October 2004 conclusively affirmed that RBOCs are not required to unbundle their networks for the provision of fiber-based services all the way or almost all the way to end user premises’. In turn, several RBOCs have stated their intention to increase capital spending on fiber-to-the-X initiatives.

          Future regulatory changes affecting the communications industry are anticipated both in the United States and internationally. These changes could affect our customers and alter demand for our products. Recently announced or future changes could also come under legal challenge and be altered, thereby reversing the effect the initial announcement of changes was expected to have on our business. In addition, competition in our markets could intensify as the result of changes to existing regulations or new regulations. Accordingly, changes in the regulatory environment could adversely affect our business and results of operations.

Customer payment defaults could have an adverse effect on our financial condition and results of operations.

          As a result of adverse conditions in the communications market, some of our customers have and may continue to experience serious financial difficulties, which in some cases have resulted or may result in bankruptcy filings or cessation of operations. In the future, if customers experiencing financial problems default and fail to pay amounts owed to us, we may not be able to collect these amounts or recognize expected revenue. In the current environment in the communications equipment and related services industry and the United States and global economy, it is possible that customers from whom we expect to derive substantial revenue will default or that the level of defaults will increase. Any material payment defaults by our customers would have an adverse effect on our results of operations and financial condition.

          We also have provided financing to some of our customers for purchases of our equipment.  We have not closed on a transaction where new financing was made available to a customer, however, since 2003.

          Many of our competitors engage in similar financing transactions in order to obtain customer orders. To remain competitive, we believe that it may be necessary for us to continue to offer financing arrangements in the future. We intend under certain circumstances to sell all or a portion of these commitments and outstanding receivables to third parties. In the past, we have sold some receivables with recourse and have had to compensate the purchaser for the loss.

          Our ability to collect on these financing arrangements is contingent on the financial health of the companies to which we extend credit. The condition of these companies is affected by many factors, including, among others, general conditions in the communications equipment and services industry, general economic conditions and changes in telecommunications regulations. We may experience credit losses that could adversely affect our operating results and financial condition.

Conditions in global markets could affect our operations.

          Our non-United States sales accounted for approximately 40.4%, 26.0% and 20.2% of our net sales in fiscal 2004, 2003 and 2002, respectively. We expect non-United States sales to remain a significant percentage of net sales in the future. In fact, absent additional acquisitions or divestitures, we expect our acquisition of KRONE to cause our non-United States sales to represent approximately one-half our net sales. In addition to sales and distribution in numerous countries, we own or lease operations located in Austria, Australia, Belgium, Brazil, Canada, Chile, China, France, Germany, Hungary, India, Indonesia, Italy, Japan, Malaysia, Mexico, New Zealand, Norway, Philippines, Puerto Rico, Russia, Singapore, South Africa, South Korea, Spain, Taiwan, Thailand, the United Arab Emirates, the United Kingdom, the United States, Venezuela and Vietnam. Due to our non-United States sales and our non-United States operations, we are subject to the risks of conducting business globally. These risks include:

• local economic and market conditions;

• political and economic instability;

• unexpected changes in or impositions of legislative or regulatory requirements;

• fluctuations in foreign currency exchange rates;

• tariffs and other barriers and restrictions;

• longer payment cycles;

• difficulties in enforcing intellectual property and contract rights;

• greater difficulty in accounts receivable collection;

• potentially adverse taxes; and

• the burdens of complying with a variety of non-United States laws and telecommunications standards.

          We also are subject to general geopolitical and environmental risks, such as terrorism, political and economic instability, changes in diplomatic or trade relationships and natural disasters. We maintain business operations and have sales in many non-United States markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be affected adversely by these conditions.

          Instability in non-United States markets, which we believe is most likely to occur in the Middle East, Asia and Latin America, could have a negative impact on our business, financial condition and operating results. The wars in Afghanistan and Iraq and other turmoil in the Middle East and the global war on terror also may have negative effects on the operating results of some of our businesses. In addition to the effect of global economic instability on non-United States sales, sales to United States customers having significant non-United States operations could be impacted negatively by these conditions.

Our intellectual property rights may not be adequate to protect our business.

          Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, trademarks, copyrights and trade secrets, these protections are limited. Accordingly, we cannot predict whether such protection will be adequate, or whether our competitors can develop similar technology independently without violating our proprietary rights.

          Also, rights that may be granted under any patent application in the future may not provide competitive advantages to us. Intellectual property protection in foreign jurisdictions may be limited or unavailable. In addition, many of our competitors have substantially larger portfolios of patents and other intellectual property rights than us.

          As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlaps, we believe that companies in the communications equipment industry are becoming increasingly subject to infringement claims. We have received and may continue to receive notices from third parties, including some of our competitors, claiming that we are infringing third-party patents or other proprietary rights. We cannot predict whether we will prevail in any litigation over third-party claims, or whether we will be able to license any valid and infringed patents on commercially reasonable terms. It is possible that unfavorable resolution of such litigation could have a material adverse effect on our business, results of operations or financial condition. Any of these claims, whether with or without merit, could result in costly litigation, divert our management’s time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements, which could be expensive. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business, financial condition and operating results could be affected adversely.

We are dependent upon key personnel.

          Like all technology companies, our success is dependent on the efforts and abilities of our employees. Our ability to attract, retain and motivate skilled employees is critical to our success. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own personnel with personnel from acquired entities who are necessary to the continued success or the successful integration of the acquired businesses.

          Our recent initiatives to focus our business on core operations and products by restructuring and streamlining operations, including substantial reductions in our workforce, have created uncertainty on the part of our employees regarding future employment with us. This uncertainty, together with our operating losses and lower stock price, may have an adverse effect on our ability to retain and attract key personnel.

Internal Controls under Sarbanes-Oxley Act of 2002.

          Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending October 31, 2005, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2005. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting as of October 31, 2005. We presently are implementing a plan designed to assure compliance with these new requirements, but we have not yet completed our assessment of the effectiveness of our internal control. If we fail to timely complete this assessment, or if our independent registered public accounting firm cannot timely attest to our assessment, we could be subject to regulatory sanctions and a loss of public confidence in our internal control. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our regulatory reporting obligations timely.

Product defects could cause us to lose customers and revenue or to incur unexpected expenses.

          If our products do not meet our customers’ performance requirements, our customer relationships may suffer. Also, our products may contain defects. Any failure or poor performance of our products could result in:

• delayed market acceptance of our products;

• delays in product shipments;

• unexpected expenses and diversion of resources to replace defective products or identify the source of errors and correct them;

• damage to our reputation and our customer relationships;

• delayed recognition of sales or reduced sales; and

• product liability claims or other claims for damages that may be caused by any product defects or performance failures.

          Our products are often critical to the performance of communication systems. Many of our supply agreements contain limited warranty provisions. If these contractual limitations are unenforceable in a particular jurisdiction or if we are exposed to product liability claims that are not covered by insurance, a successful claim could harm our business.

We may encounter difficulties obtaining raw materials and supplies needed to make our products.

          Our ability to produce our products is dependent upon the availability of certain raw materials and supplies. The availability of these raw materials and supplies is subject to market forces beyond our control. From time to time, there may not be sufficient quantities of raw materials and supplies in the marketplace to meet the customer demand for our products. In addition, the costs to obtain these raw materials and supplies are subject to price fluctuations because of global market demands. Many companies utilize the same raw materials and supplies in the production of their products as we use in our products. Companies with more resources than our own may have a competitive advantage in obtaining raw materials and supplies due to greater purchasing power. Reduced supply and higher prices of raw materials and supplies may affect our business, operating results and financial condition adversely.

          In addition, we have significant reliance on contract manufacturers to make certain of our products on our behalf. If these contract manufacturers do not fulfill their obligations to us, or if we do not properly manage these relationships, our existing customer relationships may suffer. We may outsource additional functions in the future.

We have been named as a defendant in securities and other litigation.

          We are the defendant in two purported shareowner class action lawsuits. In the first such lawsuit, In Re ADC Telecommunications, Inc. Securities Litigation, the complaint alleges that we violated the securities laws by making false and misleading statements about our financial performance and business prospects. Although the court granted our motion to dismiss this lawsuit, the plaintiffs have appealed this decision.

          We have also been named as a defendant in a purported class action lawsuit alleging breach of fiduciary duties under ERISA. This case, In Re ADC Telecommunications, Inc. ERISA Litigation, has been brought by individuals who seek to represent a class of participants in our Retirement Savings Plan who purchased our common stock as one of the investment alternatives under the plan.

          Litigation is by its nature uncertain and unfavorable resolutions of these lawsuits could materially adversely affect our business, results of operations or financial condition.

          We are a party to various other lawsuits, proceedings and claims arising in the ordinary course of business or otherwise. Many of these disputes may be resolved amicably without resort to formal litigation. The amount of monetary liability resulting from the ultimate resolution of these matters cannot be determined at this time. As of January 28, 2005, we had recorded approximately $5.2 million in loss reserves for these matters. Because of the uncertainty inherent in litigation, it is possible that unfavorable resolutions of these lawsuits, proceedings and claims could exceed the amount currently reserved and could have a material adverse affect on our business, results of operations or financial condition.

We are subject to risks associated with changes in security prices, interest rates and foreign currency exchange rates.

          We face market risks from changes in security prices and interest rates. Market fluctuations could affect our results of operations and financial condition adversely. At times, we reduce this risk through the use of derivative financial instruments. However, we do not enter into derivative instruments for the purpose of speculation.

          Also, we are exposed to market risks from changes in foreign currency exchange rates. From time to time, we hedge our foreign currency exchange risk. The objective of this program is to protect our net monetary assets and liabilities in non-functional currencies from fluctuations due to movements in foreign currency exchange rates. We attempt to minimize exposure to currencies in which hedging instruments are unavailable or prohibitively expensive by managing our operating activities and net assets position. As a result of our increased international exposure due to the KRONE acquisition, we may hedge foreign currency exposures in the future. At January 28, 2005, we did not hedge any foreign currency exchange exposures.

Risks Related to Our Common Stock

Our stock price is volatile.

          Based on the trading history of our common stock and the nature of the market for publicly traded securities of companies in our industry, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. The fluctuations could occur from day-to-day or over a longer period of time. The factors that may cause such fluctuations include:

• announcements of new products and services by us or our competitors;

• quarterly fluctuations in our financial results or the financial results of our competitors or our customers;

• customer contract awards to us or our competitors;

• increased competition with our competitors or among our customers;

• consolidation among our competitors or customers;

• disputes concerning intellectual property rights;

• the financial health of ADC, our competitors or our customers;

• developments in telecommunications regulations;

• general conditions in the communications equipment industry; and

• general economic conditions in the U.S. or internationally.

          In addition, stocks of companies in our industry in the past have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

We have not in the past and do not intend in the foreseeable future to pay cash dividends on our common stock.

          We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance our operations and for general corporate purposes.

Anti-takeover provisions in our charter documents, our shareowner rights plan and Minnesota law could prevent or delay a change in control of our company.

          Provisions of our articles of incorporation and bylaws, our shareowner rights plan (also known as a “poison pill”) and Minnesota law may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable and may limit the market price for our common stock. These provisions include the following:

• advance notice requirements for shareowner proposals;

• authorization for our Board of Directors to issue preferred stock without shareowner approval;

• authorization for our Board of Directors to issue preferred stock purchase rights upon a third party’s acquisition of 15% or more of our outstanding shares of common stock; and

• limitations on business combinations with interested shareowners.

          Some of these provisions may discourage a future acquisition of ADC even though our shareowners would receive an attractive value for their shares or a significant number of our shareowners believed such a proposed transaction would be in their best interest.